EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated January 28, 2005 accompanying the financial statements and schedules of Technology Solutions Company, which is included in Form 10-K as of December 31, 2004 and incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, IL
April 1, 2005